Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com

THE COOPER COMPANIES APPOINTS WILLIAM KOZY AND COLLEEN JAY TO BOARD OF DIRECTORS

PLEASANTON, Calif., April 4, 2016 –The Cooper Companies, Inc. (NYSE:COO) announced the appointment of Colleen E. Jay and William A. Kozy to its Board of Directors, effective April 1, 2016.

Ms. Jay is the President of the Beauty Specialty Business at Proctor & Gamble, an American multinational consumer goods company. She has held this role since 2015 and is responsible for the business’ skin care, hair care and personal care product business. Prior to taking leadership of the Beauty Specialty Business, Ms. Jay led the Global Retail Hair Care and Color division of Proctor & Gamble from 2012 to 2015 and the Global Female Beauty division from 2010 to 2012. She also served as Vice President & General Manager, Greater China Feminine Care, Personal Cleansing, Oral Care & Entire China Marketing Function from 2006 to 2009, where she was responsible for businesses with a combined value of over $1 billion. She has worked in various positions with Proctor & Gamble since July 1985. Ms. Jay has a bachelor’s degree in Business Administration from Wilfred Laurier University.

From 2012 until his recent retirement, Mr. Kozy served as the Executive Vice President & Chief Operating Officer of Becton, Dickinson and Company, a global medical technology company that is focused on improving drug delivery, enhancing the diagnosis of infectious diseases and cancers, and advancing drug discovery. Prior to taking on the chief operating officer role, Mr. Kozy served as an executive vice president from 2006 through 2012 and in various other senior executive positions with Becton Dickinson since 1988. Mr. Kozy has a bachelor’s degree in English from Kenyon College.

“We are excited to welcome Ms. Jay and Mr. Kozy to the Cooper board of directors,” said A. Thomas Bender, the Chairman of the Board. “They each bring extensive experience in international business operations and we expect them to make valuable contributions to our board.”

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

COO-G

###